Exhibit 10.ii (4)

MEMC ELECTRONIC MATERIALS, INC.

AMENDMENT TO STOCK OPTION GRANT AGREEMENT

2002 Service Option

for Nabeel Gareeb

THIS AMENDMENT TO STOCK OPTION GRANT AGREEMENT (“Amendment”) is made as of the 26th day of July 2004, between MEMC Electronic Materials, Inc. (the “Company”) and Nabeel Gareeb (the “Participant”).

WHEREAS, the Company and Participant originally entered into a Stock Option Grant Agreement as of the 26th day of March 2002 (the “Agreement”) which provided for the grant to Participant of an option to purchase 650,000 shares of Common Stock of the Company at an exercise price of $1.50 per share; and

WHEREAS, the Company and the Participant wish to amend the Agreement to remove a restriction on the Participant’s ability to exercise the option which restriction is related to the Company’s federal income tax deduction under Section 162(m) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, the parties agree as follows:

1. Paragraph 7 of the Agreement is deleted in its entirety and the following is substituted in lieu thereof:

“7. Deferred Exercise Provision of Plan. Notwithstanding the provisions of Section 5.8 of the Plan, the Option shall be exercisable by the Participant beginning immediately upon vesting regardless of whether the Company’s federal income tax deduction for the excess of the fair market value at the time of exercise of the Common Stock underlying the Option over the exercise price is precluded by Section 162(m) of the Internal Revenue Code.”

2. Except as otherwise provided herein, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed and is effective as of the day and year first above written.

MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ SYLVIA ROBERTS
Sylvia Roberts
Senior Vice President, Human Resources

/s/ NABEEL GAREEB
Nabeel Gareeb